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                                                                  EXHIBIT (d)(2)

                    THE UNITED STATES LIFE Insurance Company
                             In the City of New York

                        EXTENSION OF MATURITY DATE RIDER

This rider has been added to and made a part of the Policy for which it is attached.

Option to Extend Coverage. You may elect to extend the Maturity Date stated on page 3 of the policy (Maturity Date), as follows:

     If the Insured is living on the Maturity Date, coverage will be continued until the date of death of the Insured. (If this rider is attached to a Joint and Last Survivor policy, "death of the Insured" means "death of the last surviving Contingent Insured".)

To elect the option, you must submit a written request to the Company on a form acceptable to us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

1.   The Death Benefit Amount will be equal to the Accumulation Value;

2.   Coverage under any riders attached to the policy will not be extended;

3.   Monthly Deductions will be calculated with:

     a.   A cost of insurance rate equal to zero; and

     b.   A Monthly Administrative Fee equal to zero.

4.   New premium payments will not be accepted;

5. Interest on policy loans will continue to accrue in the same manner as stated in the policy and you may repay all or part of a loan at a time as stated in the policy; and

6. The Accumulation Value will continue to be determined as stated in the policy.

Note. Addition of this rider does not extend the Maturity Date of the Policy. It gives the Owner the option to extend the Maturity Date. After this option is selected, it may not be revoked. However, the Owner may choose to surrender the policy at any time.

The policy may be subject to tax consequences when continued beyond the Maturity Date. The policy may not qualify as "life insurance" under the Internal Revenue Code after age 100. You should consult your tax advisor.

The effective date of this rider is the Date of Issue of the policy unless a later date is shown here.


                                         /s/ DAVID DIETZ
                                         ---------------
                                         President
99110N